Exhibit (a)(1)(C)
ALLOGENE THERAPEUTICS, INC.
210 EAST GRAND AVENUE
SOUTH SAN FRANCISCO, CA 94080

OPTION EXCHANGE – ELECTION FORM
THIS OFFER AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 P.M., PACIFIC TIME,
ON TUESDAY, JULY 19, 2022, UNLESS EXTENDED
Before completing and signing this Election Form, we encourage you to read the documents that make up this tender offer, including (1) the Offer to Exchange Eligible Options for New Options, dated June 21, 2022, filed with the U.S. Securities and Exchange Commission and separately delivered to you by email from Allogene Therapeutics, Inc. (“Allogene”), describing the terms of the Exchange Offer (the “Offer Documents”); (2) the email from Allogene on June 21, 2022 announcing the commencement of the Exchange Offer; and (3) this Election Form, including the Agreement to the Terms of Election and Instructions to Election Form attached below. The Exchange Offer is subject to the terms set forth in the Offer Documents, as they may be amended. The Exchange Offer expires at 9:00 p.m., Pacific Time, on Tuesday, July 19, 2022, unless extended. All capitalized terms used in this Election Form but not defined herein shall have the meanings given in the Offer Documents.
PLEASE CAREFULLY REVIEW AND FOLLOW THE INSTRUCTIONS BELOW AND ATTACHED TO THIS FORM.
If you wish to participate in the Exchange Offer, please check the box next to “Yes, accept the Exchange Offer and exchange all Eligible Options” in order to tender all Eligible Options in exchange for the grant of New Options under the terms of the Exchange Offer. All Eligible Options tendered for exchange must be tendered in whole. If you check the box next to “No, reject the Exchange Offer and retain all Eligible Options”, all Eligible Options will remain outstanding subject to their original terms, and no New Options will be granted to you in exchange for your Eligible Options.
If you make no election, or do not return this Election Form before the Expiration Time, you will retain your Eligible Options subject to their original terms, and no New Options will be granted to you.
If Allogene extends the expiration of the Exchange Offer past the original Expiration Time on July 19, 2022, to the extent any of your Eligible Options are currently treated as “incentive stock options” (“ISOs”) and you would like to retain the ISO status of such Eligible Options, you must affirmatively elect to retain such Eligible Options by checking the box below next to “No, reject the Exchange Offer and retain all Eligible Options,” and return this Election Form to Allogene on or before 9:00 p.m., Pacific Time, on Tuesday, July 19, 2022.
Please return this Election Form to Allogene via email (by PDF or similar imaged document file) to: exchange@allogene.com.
See the Instructions to Election Form attached to this Election Form for additional information.

☐    Yes, accept the Exchange Offer and exchange all Eligible Options.
☐    No, reject the Exchange Offer and retain all Eligible Options.
YOUR SIGNATURE AND SUBMISSION OF THIS ELECTION FORM INDICATES THAT YOU AGREE TO ALL TERMS OF THE EXCHANGE OFFER AS SET FORTH IN THE OFFER DOCUMENTS, AS WELL AS THE AGREEMENT TO THE TERMS OF THE ELECTION ATTACHED HERETO.
Please note that you may change your election by submitting a new properly completed and signed Election Form prior to the expiration time, which is 9:00 p.m., Pacific Time, on Tuesday, July 19, 2022, unless extended. The last valid election submitted to Allogene prior to the expiration of the Exchange Offer shall be effective and supersede any prior Election Forms you submit.

(Signature)

(Print Name)

(Date)
2.

AGREEMENT TO THE TERMS OF ELECTION

To:	Allogene Therapeutics, Inc. (“Allogene”) 210 East Grand Avenue South San Francisco, CA 94080 Email: exchange@allogene.com

By signing and submitting this Election Form, I acknowledge and agree that:
1.I have received from Allogene the Offer to Exchange Eligible Options for New Options, including the Summary Term Sheet – Questions and Answers, dated June 21, 2022 (collectively, the “Offer Documents”), and upon making an election herein, I agree to all of the terms and conditions of the Offer Documents.
2.I tender to Allogene for exchange all Eligible Options and understand that, upon acceptance by Allogene, the Election Form (including this Agreement to the Terms of Election and Instructions to Election Form attached below) will constitute a binding agreement between Allogene and me. I have checked the box stating that I elect to tender all Eligible Options for exchange.
3.If I validly tender all Eligible Options for exchange and all such Eligible Options are accepted by Allogene, such Eligible Options will automatically be cancelled by Allogene in exchange for the grant of one or more New Options with the applicable New Option terms described in the Offer Documents, including, without limitation:
(a)Each New Option will have an exercise price equal to the closing price of Allogene’s common stock reported on The Nasdaq Global Select Market on the date that the New Option is granted.
(b)Each New Option will represent the right to purchase the same number of shares of our common stock as the exchanged Eligible Option.
(c)Each New Option will have a maximum term of seven (7) years following the grant date of the New Option.
(d)Each New Option will be subject to a new three-year vesting schedule, vesting in equal annual installments over the vesting term.
4.To remain eligible to tender Eligible Options for exchange pursuant to the Exchange Offer, I must remain an Eligible Holder and must not have received a notice of termination nor given a notice of resignation with respect to my employment prior to Expiration Time, which is currently scheduled to be 9:00 p.m., Pacific Time, on Tuesday, July 19, 2022, unless extended. I understand that if my employment with Allogene ceases prior to the Expiration Time, Allogene will not accept my Eligible Options for exchange and I or my estate or beneficiaries, as the case may be, will retain my Eligible Options subject to their original terms and conditions. If I cease providing services to Allogene for any reason before the shares underlying my New Options vest, I will forfeit any unvested portion of my New Options, subject to the terms of Allogene’s Amended and Restated 2018 Equity Incentive Plan.
5.Neither the ability to participate in the Exchange Offer nor actual participation in the Exchange Offer will be construed as a right to continued employment or service with Allogene.
6.My election is entirely voluntary, and I am aware that I may change or withdraw my decision to tender my Eligible Options at any time until the Expiration Time, as described in the Instructions to Election Form. I understand that this decision to tender my Eligible Options will be irrevocable as of 9:00 p.m., Pacific Time, Tuesday, July 19, 2022, unless the Exchange Offer is extended. Participation in the Exchange Offer is entirely my decision and should be made based on my personal circumstances. Allogene has not authorized any person to make any recommendation on its behalf as to whether or not I should participate in the Exchange Offer.
3.

7.I may receive certain future confirmation letters or other communications from Allogene in connection with the Exchange Offer, including a communication confirming that Allogene has received the Election Form and whether Allogene ultimately accepts or rejects this Election Form.

INSTRUCTIONS TO ELECTION FORM
1.DEFINED TERMS. All capitalized terms used in the Election Form but not defined herein have the meanings given in the Offer to Exchange Eligible Options for New Options, dated June 21, 2022, filed with the U.S. Securities and Exchange Commission and separately delivered to you by email from Allogene. The use of “Allogene,” “we,” “us” and “our” in the Election Form refers to Allogene Therapeutics, Inc.
2.EXPIRATION TIME. The Exchange Offer and any rights to tender or to withdraw a tender of Eligible Options expire at 9:00 p.m., Pacific Time, on Tuesday, July 19, 2022, unless the Exchange Offer is extended (and unless we have accepted the Eligible Options, you may also withdraw any such tendered securities at any time after 9:00 p.m., Pacific Time, on Tuesday, July 19, 2022).
3.DELIVERY OF ELECTION FORM. If you intend to tender Eligible Options under the Exchange Offer, a signed copy of the Election Form must be received by Allogene before 9:00 p.m., Pacific Time, on Tuesday, July 19, 2022 (or such later date as may apply if the Exchange Offer is extended) by the following means:
•Via email (by PDF or similar imaged document file) to: exchange@allogene.com
Your Election Form will be effective only upon receipt by us. You are responsible for making sure that the Election Form is delivered to the electronic mail address indicated above. You must allow for sufficient time to complete and deliver the Election Form to ensure that we receive your Election Form on time.
You are not required to tender any of your Eligible Options for exchange. However, if you choose to tender your Eligible Options for exchange, you must tender all Eligible Options, and this must be reflected on your Election Form. You do not need to return your stock option agreements relating to any tendered Eligible Options, as they will be automatically cancelled if we accept your Eligible Options for exchange and grant you New Options.
4.WITHDRAWAL OF ELECTION. Tenders of Eligible Options made under the Exchange Offer may be withdrawn at any time before 9:00 p.m., Pacific Time, on Tuesday, July 19, 2022, unless we extend the expiration date, in which case withdrawals must be received before such later expiration date and time (and unless we have accepted the Eligible Options, you may also withdraw any such tendered options after 9:00 p.m., Pacific Time, on Tuesday, July 19, 2022).
To withdraw tendered Eligible Options, you must deliver a properly completed and signed Notice of Withdrawal via email (by PDF or similar imaged document file) to: exchange@allogene.com.
Withdrawals may not be rescinded unless the withdrawn Eligible Options are properly re-tendered before the Expiration Time by following the procedures described in Instruction 3 above.
5.SIGNATURES. Please sign and date the Election Form. Except as described in the following sentence, this Election Form must be signed by the Eligible Holder who holds the Eligible Options to be tendered using the same name for such Eligible Holder as appears on the applicable stock option agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form.
6.REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance regarding the Exchange Offer (including requests for additional or hard copies of the Offer Documents or the Election Form) should be directed via email to exchange@allogene.com.
7.IRREGULARITIES. We will determine all questions as to the number of shares subject to Eligible Options tendered and the validity, form, eligibility (including time of receipt) and acceptance of any tender of Eligible Options for exchange. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. We may reject any
4.

or all tenders of Eligible Options for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. We may waive any defect or irregularity in any tender with respect to any particular Eligible Options or any particular Eligible Holder before the Expiration Time. No Eligible Options will be accepted for exchange until the Eligible Holder exchanging the Eligible Options has cured all defects or irregularities to our satisfaction, or they have been waived by us, prior to the Expiration Time. Neither we nor any other person is obligated to give notice of any defects or irregularities involved in the exchange of any Eligible Options.
8.ALTERNATIVE, CONDITIONAL OR CONTINGENT OFFERS. We will not accept any alternative, conditional or contingent tenders.
9.IMPORTANT U.S. TAX INFORMATION. You should refer to Section 12 of the Offering Memorandum included in the Offer Documents, which contains important U.S. tax information. We encourage you to consult with your own financial and tax advisors if you have questions about your financial or tax situation.
5.